SECOND AMMENDMENT OF LEASE


         DATE:     as of September 9,1999

         LANDLORD:            LEONIA Associates, L.I.C.
                              a New Jersey limited liability company.

         Tenant:              Computer Outsourcing Services,Inc.
                              a New York corporation

         ADDRESS OF TENANT:   2 Christie Heights
                              Leonia, New Jersey 07605

         LEASE DATE:          June 2, 1997


         DATE OF PRIOR
         AMENDMENTS:          January 16, 1998


         BUILDING:            2 Christie Heights
                              Leonia, New Jersey 07605


                              RECITALS

          WHEREAS, Landlord and Tenant entered into a lease agreement dated June 2, 1997 (the "Original Lease") wherein Tenant leased a portion of the Building:

          WHEAREAS, the first lease amendment dated January 16,1998("First Lease ("First Lease Amenment")provided for certain changes including an increase in the square footage of the Premises and an increase in Fixed Basic Rent, Additional Rent and number of parking spaces:

          WHERAS, the parties now intend to further modify the Lease.

          NOW,THEREFORE, in consideration of the mutual convenants herein contained it is hereby agreed as follows:

          1. The Lease, For the purpose of this Second Lease Amendment, the term "Lease" shall be defined as the Original Lease as amended by the First Lease Amendment. Unless otherwise defined herein, the capitalized terms shall have the meaning ascribed to it in the Lease.

          2. Tenant Renovations. Tenant desires to renovate the Premises and landlord is willing to allow Tenant to do so. Tenant shall have the right to perform the improvement indicated on Exhibit "A" attached hereto ("Tenant Renovations"), subject to Landlord's comments on Exhibit A-1. Landlord must approve any material modification to the attached plans.
  For the purposes of this paragraph, Tenant Renovations shall include all work in Exhibit "A" and shall be performed in a workmanlike manner and in compliance with all local and federal laws and ordiances.

         3. Tenant's Restoration of the Demised Premises. Notwithstanding anything to the contary contained in this Amendment, Tenant hereby covenants and argees that it shall, at its sole cost and expense, return the Demised Premises to its original structurally sound condition, as per the attached plans shown on Exhibit "B" prior to Tenant's performance of any Tenant Renovations as same is set forth below, at such time, if at all, as the Tenant should vacate the Building pursuant to the terms of the Lease Agreement or otherwise, reasonable wear and tear exxpected. At Landlord's option, Tenant shall pay to Landlord the cost of such restoration and lANDLORD will be responsible to perform the necessary work. In the event, Landlord will provide Tenant with two proposals comparable in scope of work for the cost of such restoration and Tenant will obtain one comparable bid proposal. The amount of the payment by Tenant to Landlord shall be the lowest of three bids, provided same is comparable in scope of work.Regardless of the amount of the lowest bid proposal obtained, the maximum amount that the Tenant will be required to pay to Landlord is $300,000. If the lease should be extended to December 31,2021 or beyond and at the end of such period, Tenant is not in default under the Lease, this paragraph shall be null and void.

     4. Tenant Renovations Budget. Tenant Renovations to be made in the aggregate amount of approximately $2,944,950 are set forth in Exhibit "C" attached hereto. Upon the later of the completion of $2,000,000 of Tenant Renovations of November 1,1999, Landlord shall pay for $2,000,000 of Tenant's Renovations (including delivery,installation,and sales tax) described in Exhibit "C" and be the owner of such items. The cost of the remaining Tenant Renovations shall be borne by Tenant.

     5. Term. Paragraph (15) and (16) of the Preamble to the Lease is hereby modified to provide that the Term shall be extended and the termination date shall be December 31,2014.

     6.     Fixed Basic Rent.

     1. Paragraph 3, Section IV, of the First Amendment of Lease is hereby modified to provide that Fixed Basic Rent for the period of November 1,1999 through December 31,2002 shall mean THREE MILLION NINE HUNDRED TWENTY FOUR THOUSAND FIVE HUNDREDFORTY-FIVE AND 76/100
  ($3,924,545.76) DOLLARS.

         (A) Yearly Rate: ONE MILLION TWO HUNDRED THIRTY-NINE THOUSAND THREE HUNDRED THIRTY AND 21/100 ($1,239,330.24) Dollars.

         (B) Monthly Installment: ONE HUNDRED THREE THOUSAND TWO HUNDRED SEVENTY-SEVEN AND 52/00 ($103,277.52) DOLLARS.

         II. Paragraph 3, Section v, of the First Amendment of Lease is hereby modified to provide that Fixed Basic Rent for the period of January 1,2003 through December 31,2008, shall mean EIGHT MILLION TWO HUNDRED THIRTY-NINE THOUSAND NINE HUNDRED EIGHTY-ONE AND 68/100
  ($8,239,981.68) Dollars.







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

         (A) Yearly Rate: ONE MILLION THREE HUNDRED SEVENTY-THREE THOUSAND THREE HUNDRED THIRTY AND 28/100 ($1,373,330.28) DOLLARS.

         (B) Monthly Installment: ONE HUNDRED FOURTEEN THOUSAND FOUR HUNDRED FOURTY-FOUR AND 19/00 ($114,444.19) DOLLARS.

         III. Fixed Basic Rent for the period of January 1,2009 through October 31,2009, shall mean ONE MILLION TWO HUNDRED SEVENTY-THREE THOUSAND SIXTY-SIX AND 90/100 ($1,273,066.90) DOLLARS.

         (A) Yearly Rate: Not applicable.

         (B) Monthly Installment: ONE HUNDRED TWENTY-SEVEN THOUSAND THREE HUNDRED SIX AND 69/00 ($127,306.69) DOLLARS.

         IV. Fixed Basic Rent for the period of November 1,2009 through December 31,2014, shall mean SIX MILLION ONE HUNDRED THIRTEEN THOUSAND NINE HUNDRED SEVENTY-FIVE AND 00/100 ($6,113,975.00) DOLLARS.

         (A) Yearly Rate: ONE MILLION ONE HUNDRED EIGHTY-THREE THOUSAND THREE HUNDRED FIFTY AND 00/100 ($1,183,350.00) DOLLARS.

         (B) Monthly Installment: NINETY EIGHT THOUSAND SIX HUNDRED TWELVE AND 50/00 ($98,612.50) DOLLARS.

         7. Extension Fee: As an inducement and consideration to Landlord to allow Tenant to extend the Term of the Lease and Landlord's payment as described in Paragraph 4, Tenant agrees to pay to Landlord
  $320,503.50 as follows:

                      Due Date        Amount

                      11/1/99         $ 72,000.00
                      1/1/09           248,503.50

         8. Option. Paragraph 12 of the First Amendment of Lease and paragraph 56 (a)of the Lease are hereby null and void and deleted in their entirety.

         9. Successor-in-Interest, This Second Amendment of Lease shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.














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

         10     Broker, Landlord and Tenant represent and warrant to each other than no broker except for MRH Real Estate Services,Inc. and Cushman & Wakefield, Inc. brought about this transaction and Landlord and Tenant agree to indemnify and hold each other harmless from any and all claims of any broker arising out of or in connection with the negotiations of or the entering into this Second Amendment of Lease by the parties hereto. If such claim arises out of a breach of the foregoing warranty to that end Landlord or Tenant shall indemnify the other party for all loss, costs or damage including reasonable attorney's fees arising therefrom. These representations and warranties shall survive the termination of the Lease,as amended.

         11. Definitions,Inconsistencies, In the event of any inconsistencies between this Second Amendment of Lease and the Lease,the Second
  AMENDMENT OF LEASE shall govern and be binding. All words and terms used in this Second Amendment of Lease and not otherwise defined herein shall have the respective meanings ascribed to them under the Lease or unless the context clearly requires otherwise. This Second
  Amendment of Lease was drafted by Landlord as a matter of convenience and it shall be constructed for or against either party on that account since Tenant had the opportunity to review same and make changes thereto.

         12. Ratification of Lease: Except as expressly modified and amended by the Second Amendment of Lease, all of the terms,provisions and conditions of the Lease are hereby ratified and confirmed by Landlord and Tenant. Tenant hereby releases and discharges Landlord from any and all claims or liability now arising out of the Lease prior to the date hereof, including, but in no way limited to, any and all charges as billed by Landlord to Tenant pursuant to the terms of the Lease.
  This does not apply to any estimated billings charged to the Tenant.
  In the event of a conflict between the terms of the Lease and the terms of the Second Amendment,the terms of the Second Amendment shall control.

           13.    Contingency.

                (I) Paragraphs 4, 6, and 7 of the Second Amendment of Lease will only be effective, if the following contingencies are met, otherwise such paragraphs shall be deemed null and void at Landlord's option.

                (i)   Tenant shall not be in default of the Lease:
                (ii) Landlord is able to close on additional financing in the amount of $1,700,000 by November 1,1999, and
                (iii) If landlord extends the foregoing contingency period on written notice to Tenant all time periods and rental amounts set forth in Paragraph 6 and the date in Paragraph 4 shall be adjusted accordingly.

                (II) In addition,if the contingencies are not met, Paragraph 3 of the First Amendment of Lease shall be modified to provide that Fixed Basic Rent for the period of January 1,2009 through December 31,2014 shall mean SEVEN MILLION ONE HUNDRED THOUSAND ONE
  HUNDRED AND 00/100 ($7,100,100.00) DOllars.



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

                (A) Yearly Rate: ONE MILLION ONE HUNDRED EIGHTY-THREE THOUSAND THREE HUNDRED FIFTY AND 00/00 ($1,183,350.00) DOLLARS.

                (B) Monthly Installment: NINETY-EIGHT THOUSAND SIX HUNDRED TWELVE AND 50/100 ($98,612.50) DOLLARS.

            IN WITNESS WHEREOF, the parties have set their hands and seals the date above first written.




             WITNESS:                       LEONIA ASSOCIATES,L.I.C.
                                            By: Jeffco Holding Ltd.
                                                its Managing Member


            /s/ DAWN MAYER                  By: /s/ JEFFREY COLE
            ----------------------          ---------------------------------
                                            Jeffrey E.Cole,President


             WITNESS:                       COMPUTER OUTSOURCING SERVICES,INC.



                                            By: NICHOLAS J. LETIZIA
            ----------------------             -------------------------------
                                         Name: Nicholas J.Letizia
                                             Title: CFO























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